Exhibit 10.7
January 7, 2022

Alan Braverman
c/o The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521

Temporary Consulting Services

Dear Alan:

Following your retirement as an officer and employee of the Company effective January 7, 2022, to facilitate the smooth transition of the duties and responsibilities of your position and to provide your successor an opportunity to confer with you directly regarding such matters as will enable him efficiently to familiarize himself with such responsibilities, the Company has requested that you provide it with certain limited consulting services on a temporary basis (the “Temporary Services”).

Commencing following your termination of employment until March 1, 2022 (or the first day of such later calendar month as you and the Company shall mutually agree), you will provide the Company with such assistance as it shall reasonably request with regard to matters under your supervision during your employment. For the Temporary Services, the Company shall pay you $40,000 on the first day of each month commencing after the date hereof during which this arrangement continues in effect; provided that, if you provide more than 20 hours of service in any calendar month, the Company shall pay you $2,000 per hour for each such additional hour of service. In no event shall you be expected to provide Temporary Services during the period this arrangement remains in effect (the “Temporary Services Period”) in excess of 20% of the time you spent, on average, in the performance of your duties for the Company during the 36 month period immediately preceding your retirement.

Not later than the tenth business day of the immediately following calendar month, you will provide the Company a summary of the hours and a brief description of the services performed hereunder during the prior month. To the extent that any additional fees are due for additional services in any calendar month, payment shall be made to you as of the first day of the month next following timely receipt of your summary. During the Temporary Services Period, the Company shall provide you with such administrative support, including an administrative assistant, as shall be necessary or appropriate to assist you in providing the Temporary Services. The Company will also reimburse you, in accordance with, and subject to the terms and conditions of, the expense reimbursement policy applicable to expenses incurred by the Company’s officers, for any reasonable travel, lodging and other appropriate expenses you incur in rendering the Temporary Services.

You will not be eligible to participate in any of the Company's employee benefit plans, programs or arrangements during the Temporary Services Period and in no event shall the Temporary Services Period be considered as employment for any purposes under any such plan, program or arrangement. Notwithstanding the foregoing, (i) the Company shall afford you the same rights and protections in respect of the Temporary Services as applied during your employment with the Company under your Indemnification Agreement with the Company and the Company agrees that any claims arising from your performance of the Temporary Services shall be treated as though an “Indemnifiable Event” under such Indemnification Agreement, (ii) you agree to remain bound by the same noncompetition and confidentiality obligations to the Company as were applicable during your employment under your Employment Agreement with the Company and (iii) the Company may withhold from any payments made hereunder any amounts which it reasonably determines to be required to be withheld as a matter of applicable law.

If you agree that the foregoing sets forth our understanding regarding the provision of the Temporary Services, please sign both copies of this letter where indicated below, returning one copy to me and keeping the other for your records.

Sincerely,

Paul J. Richardson
Senior Executive Vice President and
Chief Human Resources Officer

Agreed and Accepted:

/s/ Alan N. Braverman
Alan N. Braverman
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